Exhibit 10.3

THREE-YEAR PERFORMANCE STOCK UNIT AWARD AGREEMENT

Name of Grantee:	«First_Name» «Middle» «Last_Name»

Grant Date:

Number of Shares of Performance Stock Units:

Performance Period:

This Agreement evidences the grant by Compass Minerals International, Inc., a Delaware corporation (the “Company”) of performance stock units to the above-referenced “Grantee” as of the “Grant Date” hereof pursuant to the Compass Minerals International, Inc. 2005 Incentive Award Plan, as amended from time to time (the “Plan”). By accepting the Award, Grantee agrees to be bound in accordance with the provisions of the Plan, the terms and conditions of which are hereby incorporated in this Agreement by reference. Capitalized terms not defined herein shall have the same meaning as used in the Plan, as amended from time to time, unless otherwise superseded by any other agreement between the Company and Grantee.

1.            Performance Stock Units Awarded.  Grantee is hereby awarded the number of common stock units (the “Performance Stock Units”) first set forth above, subject to the other terms and conditions of this Agreement and the Plan.  Each unit represents the right to receive one share of the Company’s Stock.  The Performance Stock Units shall be subject to the Performance Criteria set forth in Exhibit A attached hereto.

2.            Vesting Period.  The Performance Stock Units shall be subject to a three-year  vesting period beginning on the Grant Date and ending on the third anniversary of such Grant Date (the "Vesting Period").

3.            Payment.  Except as provided in paragraph 5, within 30 days following the conclusion of the Vesting Period, Grantee shall receive a number of shares of Stock (in certificate or book entry form and rounded to the nearest whole share) equal to the number of Performance Stock Units with respect to which the Performance Criteria have been satisfied.  Any non-vested Performance Stock Units will be forfeited by Grantee and no benefits will be payable under this Agreement with respect to such non-vested Performance Stock Units.

4.            Termination Prior to the End of the Vesting Period.

(a)            Except as provided below, if Grantee terminates employment with the Company and its Subsidiaries prior to the last day of the Vesting Period, then the Performance Stock Units subject to this Agreement shall be forfeited as of such termination of employment and no benefits will be payable under this Agreement.  Notwithstanding the foregoing, if Grantee terminates employment with the Company and its Subsidiaries prior to the last day of the Vesting Period due to death or Disability, then the Performance Stock Units subject to this Agreement shall not be forfeited due to Grantee's termination of employment prior to the last day of the Vesting Period.

(b)            The term “Disability” means Grantee is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months; or is, by reason of a medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

5.            Payment Following Change of Control.  Notwithstanding any provision in this Agreement to the contrary, if following a Change of Control:  (a) the Performance Stock Units are not assumed or an economically equivalent right is not substituted by the surviving or successor entity, or (b) Grantee’s employment is involuntarily terminated without Cause (as defined in Exhibit B) or voluntarily terminated for Good Reason (as defined in Exhibit B) within 18 months of such Change of Control and prior to the end of the Performance Period, then the number of Performance Stock Units earned with respect to the Performance Period shall be determined based on the Company’s actual performance through the effective date of such Change of Control or termination of employment (as applicable), or the most recent practicable measurement date if TSR data is not available through such date.  Grantee shall then receive, within 30 days following such Change in Control or termination of employment (as applicable), a number of shares of Stock of the Company or stock of the surviving or successor entity (in certificate or book entry form and rounded to the nearest whole share) equal to the number of Performance Stock Units determined to have been earned; provided, however, payment shall be made in cash if the Stock of the Company or the stock of the surviving or successor entity with respect to which such Stock is converted is not traded on a national securities exchange or automated dealer quotation system.

6.            Voting and Dividend Rights. Grantee shall have no voting rights with respect to the Performance Stock Units awarded hereunder.  Pursuant to Section 8.4 of the Plan and subject to Exhibit A, Grantee shall be entitled to receive Dividend Equivalents based upon the number of Performance Stock Units earned by Grantee.  Such Dividend Equivalents shall be paid in cash (or other property being distributed) at the same time payment is made with respect to Grantee’s Performance Stock Units.

7.            Permitted Transfers.  The rights under this Agreement may not be assigned, transferred or otherwise disposed of except by will or the laws of descent and distribution and may be exercised during the lifetime of Grantee only by Grantee.  Upon any attempt to assign, transfer or otherwise dispose of this Agreement, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this Agreement and the rights and privileges conferred hereby immediately will become null and void.

8.            Unfunded Obligation.  This Agreement is designed and shall be administered at all times as an unfunded arrangement and Grantee shall be treated as an unsecured general creditor and shall have no beneficial ownership of any assets of the Company.

9.            Taxes.  Grantee will be solely responsible for any federal, state or other taxes imposed in connection with the granting of the Performance Stock Units or the delivery of shares of Stock pursuant thereto, and Grantee authorizes the Company or any Subsidiary to make any withholding for taxes which the Company or any Subsidiary deems necessary or proper in connection therewith.  Upon recognition of income by Grantee with respect to the Award hereunder, the Company shall withhold taxes pursuant to the terms of the Plan.

10.            Changes in Circumstances.  It is expressly understood and agreed that Grantee assumes all risks incident to any change hereafter in the applicable laws or regulations or incident to any change in the value of the Performance Stock Units or the shares of Stock issued pursuant thereto after the date hereof.

11.            Conflict Between  Plan and This Agreement.  In the event of a conflict between this Agreement and the Plan, the provisions of the Plan shall govern.  In the event of any inconsistencies between the definitions and other terms and conditions under Grantee’s employment agreement, if any, and this Agreement or the Plan, Grantee’s employment agreement shall control.

12.            Notices.  All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to the Company, to it at:
Compass Minerals International, Inc.
9900 West 109th Street, Suite 100
Overland Park KS 66210

Attn: Senior Vice President Corporate Services

If to Grantee, to him or her at the address set forth on the signature page hereto or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.  Any such notice or communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date of delivery), (b) in the case of nationally-recognized overnight courier, on the next business day after the date sent, (c) the case of telecopy transmission, when received (or if not sent on a business day, on the next business day after the date sent), and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

13.            No Guarantee of Employment.  Nothing in this Agreement shall confer upon Grantee any right to continue in the employ of the Company or any Subsidiary or interfere in any way with the right of the Company or Subsidiary, as the case may be, to sever Grantee’s employment or to increase or decrease Grantee’s compensation at any time.

14.            Governing Law.  This Agreement shall be governed under the laws of the State of Delaware without regard to the principles of conflicts of laws.  Each party hereto submits to the exclusive jurisdiction of the United States District Court for the District of Kansas (Kansas City, Kansas).  Each party hereto irrevocably waives, to the fullest extent permitted by law, any objections that either party may now or hereafter have to the aforesaid venue, including without limitation any claim that any such proceeding brought in either such court has been brought in an inconvenient forum, provided however, this provision shall not limit the ability of either party to enforce the other provisions of this paragraph.

15.            Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

16.            Enforcement.  In the event the Company or Grantee institutes litigation to enforce or protect its rights under this Agreement or the Plan, the party prevailing in any such litigation shall be paid by the non-prevailing party, in addition to all other relief, all reasonable attorneys’ fees, out-of-pocket costs and disbursements of such party relating to such litigation.

17.            Waiver of Jury Trial.  Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, trial by jury in any suit, action or proceeding arising hereunder

18.            Committee Authority.  The Committee will have the power and discretion to interpret this Agreement and to adopt such rules for the administration, interpretation and application of this Agreement as are consistent with the Plan and this Agreement and to interpret or revoke any such rules, including, but not limited to, the determination of whether or not the Performance Criteria with respect to the Performance Stock Units have been satisfied.  All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon Grantee, the Company and all other interested persons.  No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement.

19.            Counterparts.  This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.

20.            Restrictive Covenant.  Notwithstanding any provision in this Agreement to the contrary, the award hereunder is expressly conditioned upon Grantee’s execution of a Restricted Covenant Agreement in the form designated by the Company.  If Grantee fails or refuses to execute such Restricted Covenant Agreement, this Agreement shall be null and void ab initio.

21.            Compliance with Section 409A.  To the extent applicable and notwithstanding any provision in this Agreement to the contrary, this Agreement shall be interpreted and administered in accordance with  Section 409A of the Internal Revenue Code and regulations and other guidance issued thereunder.  For purposes of determining whether any payment made pursuant to the Plan results in a "deferral of compensation" within the meaning of Treasury Regulation §1.409A-1(b), the Company shall maximize the exemptions described in such section, as applicable.  Any reference to a “termination of employment” or similar term or phrase shall be interpreted as a “separation from service” within the meaning of Section 409A and the regulations issued thereunder.  If any deferred compensation payment is payable upon separation from service and is required to be delayed pursuant to Section 409A(a)(2)(B) because Grantee is a “specified employee”, then payment of such amount shall be delayed for a period of six months and paid in a lump sum on the first payroll payment date following expiration of such six month period.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date.

COMPASS MINERALS INTERNATIONAL, INC.

By:
Name:	Steven N. Berger
Title:	Senior Vice President Corporate Services

GRANTEE

«First_Name» «Middle» «Last_Name»

EXHIBIT A
PERFORMANCE CRITERIA FOR PERFORMANCE STOCK UNIT AWARD

All of the Performance Stock Units will be forfeited at the end of the applicable Performance Period unless the following Performance Criteria are satisfied:

EXHIBIT B
DEFINITIONS OF CAUSE AND GOOD REASON

Definition of Cause

“Cause” means (i) the conviction of Grantee of, or plea of guilty or nolo contendere by Grantee to, a felony or misdemeanor involving moral turpitude, (ii) the indictment of Grantee for a felony or misdemeanor under the federal securities laws, (iii) the willful misconduct or gross negligence by Grantee resulting in material harm to the Company or any Subsidiary, (iv) fraud, embezzlement, theft, or dishonesty by Grantee against the Company or any Subsidiary, or willful violation by Grantee of a policy or procedure of the Company, resulting in any case in material harm to the Company, or (v) breach of any confidentiality agreement or obligation and/or breach of any Restrictive Covenant Agreement or similar agreement by and between Grantee and Company.  For purpose of this paragraph, no act or failure to act by Grantee shall be considered “willful” unless done or omitted to be done by Grantee in bad faith and without reasonable belief that Grantee’s action or omission was in the best interests of the Company or its Subsidiaries.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board shall be conclusively presumed to be done, or omitted to be done, by Grantee in good faith and in the best interests of the Company. The Company must notify Grantee of any event constituting Cause within ninety (90) days following the Company’s knowledge of its existence or such event shall not constitute Cause under this Agreement.

Definition of Good Reason

“Good Reason” means, without Grantee’s express written consent, the occurrence of any of the following events within 18 months after a Change of Control:

(i)            a material adverse change in Grantee’s duties or responsibilities as of the Change of Control (or as the same may be increased from time to time thereafter); provided, however, that Good Reason shall not be deemed to occur upon a change in Grantee’s reporting structure, upon a change in Grantee’s duties or responsibilities that is a result of the Company no longer being a publicly traded entity and does not involve any other event set forth in this paragraph, or upon a change in Grantee’s duties or responsibilities that is part of an across the board change in duties or responsibilities of employees at Grantee’s level;

(ii)            any material reduction in Grantee’s annual base salary or annual target or maximum bonus opportunity in effect as of the Change of Control (or as the same may be increased from time to time thereafter); provided, however, that Good Reason shall not include such a reduction of less than 10% that is part of an across the board reduction applicable to employees at Grantee’s level;

(iii)            Company’s (A) relocation of Grantee more than 50 miles from Grantee’s primary office location and more than 50 miles from Grantee’s principal residence as of the Change of Control or (B) requirement that Grantee travel on Company business to an extent substantially greater than Grantee’s travel obligations immediately before such Change of Control; or

(iv)            any material breach of this Agreement.

Notwithstanding the foregoing, Grantee must provide notice of termination of employment to the Company within 90 days of Grantee’s knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement.  The Company shall have a period of 30 days to cure any such event without triggering the obligations under this Agreement.